Exhibit 99.1

Cracker Barrel Reinforces Focus on Food and Guest Experience
with Leadership and Organizational Structure Changes

LEBANON, Tenn., Oct. 2, 2025 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”) today announced leadership and organizational structure enhancements as the Company reinforces its focus on delivering outstanding food and experiences guests love.

“These changes to our organizational structure, along with new leadership appointments and promotions, mark a strategic step forward as we sharpen our focus on consistently craveable food and warm country hospitality,” said Julie Masino, President and Chief Executive Officer of Cracker Barrel. “This transition reduces layers in the organization as we bring a hyperfocus on ensuring both every plate served and every interaction with our guests reflects the care and quality we stand for.”

The updated organizational structure, which is also designed to streamline the leadership team and better support the field, includes the following leadership changes:

•	Doug Hisel, previously VP, Field Operations, has been promoted to SVP, Store Operations, overseeing Field Operations and Operations Services. Mr. Hisel is an 18-year veteran of Cracker Barrel and brings a strong ability to balance operational excellence with a deep understanding of people and Cracker Barrel’s processes and standards. Mr. Hisel started at the Company as an Associate Manager in Indianapolis, IN in 2007 and has served in various other operations roles of increasing responsibility. As the Operations team is reorganized, the Company has restructured responsibilities and eliminated the role of SVP and Chief Restaurant and Retail Operations Officer previously held by Cammie Spillyards-Schaefer.

•	Thomas Yun is rejoining the Company as Vice President, Menu Strategy & Innovation, replacing Matthew Banton. Mr. Yun previously served in this role at Cracker Barrel from 2022 to 2024 and was responsible for developing some of the Company’s most successful menu introductions of the past several years while overseeing and honoring classic favorites, including Cracker Barrel’s Chicken and Rice, and Pot Roast. Mr. Yun brings significant experience in the restaurant industry, driving menu innovation strategy rooted in classic country dishes that deliver for the guest.

•	Heather Hager, VP, Retail & Design, and Heather Gammon, VP, Demand Planning, are each taking on expanded roles and absorbing responsibilities of Laura Daily, SVP, Chief Merchant and Retail Supply Chain following her recently announced retirement.

“We are grateful to Laura for her leadership, including being a driving force behind the growth of our retail business during her tenure, and thank Cammie for the meaningful contributions and impact she made through her nearly a decade at the Company,” added Masino. “On behalf of our entire team, we wish Laura and Cammie the best in their next chapters. I am looking forward to working closely with Doug, Heather, Heather, and Thomas in their new roles and being more directly connected with our field operations. We have already made some changes to our processes and there is more to come as we get ready to deliver a memorable holiday season for our guests. We are committed to ongoing improvements as we build on Cracker Barrel’s legacy and honor the traditions that make this brand so special.”

The Company also today confirmed that it is ending its engagement with Prophet, the global strategic and creative growth consultancy that advised Cracker Barrel on its previous brand refresh initiatives, including the logo and restaurant redesigns.

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About Cracker Barrel Old Country Store®
Cracker Barrel Old Country Store, Inc. – rooted in a rich legacy of warmth, generosity, and tradition – is on a mission to bring the goodness of country hospitality to life. Since 1969, when the first store opened in Lebanon, Tenn., Cracker Barrel has been serving up abundant portions of craveable homestyle food and offering one-of-a-kind retail finds. With approximately 660 company-owned Cracker Barrel Old Country Store® locations in 43 states, and ownership of the fast-casual Maple Street Biscuit Company, the brand continues to honor its heritage while welcoming everyone with more than a meal. For more information, visit CrackerBarrel.com.

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